Exhibit 10.2

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DOMINION COVE POINT LNG, LP

Dated as of May 4, 2015

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DOMINION COVE POINT LNG, LP

This Fourth Amended and Restated Agreement of Limited Partnership of Dominion Cove Point LNG, LP (the “Partnership”), dated as of May 4, 2015 (the “Effective Date”), is by and between Cove Point GP Holding Company, LLC, a Delaware limited liability company (“CP Holding”), Dominion Gas Projects Company, LLC, a Delaware limited liability company (“Dominion Gas Projects”), and Dominion Cove Point, Inc., a Delaware Corporation (“DCPI”).

RECITALS

A. The Partnership was formed under the Delaware Act under the name “Cove Point LNG Company, L.P.” pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on October 28, 1993 and the execution of an Agreement of Limited Partnership dated as of that date;

B. The Second Amended and Restated Agreement of Limited Partnership of Dominion Cove Point LNG, LP (the “Second Amended LP Agreement”) was entered into on October 20, 2014 (the “Initial Effective Date”) for the purposes of, inter alia, (i) recapitalizing the then existing interests of the Partnership into the GP Interest, the Preferred LP Interests, and the Common LP Interests (each such Interest defined below), (ii) setting forth the rights and obligations with respect to each such recapitalized Interest, and (iii) facilitating the transfers of the GP Interest and Preferred LP Interests pursuant to the Contribution Agreement (defined below);

C. As of the Initial Effective Date, and as a result of the transfers made pursuant to the Contribution Agreement, CP Holding held the GP Interest and all of the Preferred LP Interests and Dominion Gas Projects held all of the Common LP Interests;

D. Each of Dominion Gas Projects and CP Holding was a disregarded entity for U.S. federal income tax purposes as of the Initial Effective Date, and CP Holding is a disregarded entity for U.S. federal income tax purposes as of the Effective Date;

E. For U.S. federal income tax purposes, the transfers of the GP Interest and Preferred LP Interests made pursuant to the Contribution Agreement caused the Partnership to be treated as a partnership, the partners of which were (i) Dominion Midstream Partners, LP (“MLP”), the sole member of CP Holding, and (ii) DCPI, the then sole member of Dominion Gas Projects;

F. MLP contributed to CP Holding the net proceeds it received from the initial public offering of its common units and CP Holding contributed those proceeds to the Partnership in exchange for newly issued Preferred LP Interests;

G. The Partners amended the Second Amended LP Agreement by entering into the Third Amended and Restated Agreement (“Third Amended LP Agreement”) on the Initial

Effective Date to (i) reflect the admission of CP Holding as the General Partner and a Limited Partner of the Partnership, and the acquisition of additional Preferred LP Interests by CP Holding with the proceeds of the initial public offering by MLP of its common units and (ii) make such other changes as were set forth in the Third Amended LP Agreement;

H. It was the intent of the parties to the Third Amended LP Agreement, and it is the intent of the parties to this Agreement, that the distribution reserve referred to in Section 6.3(b) hereof will be established by December 31, 2016;

I. On May 1, 2015, Dominion Gas Projects distributed to DCPI all of the Common LP Interests in the Partnership that it received on the Initial Effective Date and withdrew as a Partner of the Partnership, and DCPI was admitted to the Partnership as a Common Limited Partner;

J. The Partnership, CP Holding and DCPI desire to admit Dominion Gas Projects as an additional Common Limited Partner in exchange for Dominion Gas Project’s contribution of capital to the Partnership that will be used for the purpose of funding the development of the Liquefaction Project and other capital projects; and

K. The Partners now wish to amend and restate the Third Amended LP Agreement to (i) admit Dominion Gas Projects as a Limited Partner holding Common LP Interests, (ii) provide for the ability of Dominion Gas Projects to make future capital contributions to the Partnership for the purposes of funding the development of the Liquefaction Project, and (iii) make such other changes as were set forth in this Agreement.

Accordingly, the Partners agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. Capitalized terms used but not defined elsewhere herein have the meanings assigned to them below:

“Adjusted Capital Account” means, with respect to any Partner, the balance in the Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to the Capital Account any amounts which the Partner is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to the Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account and the definition of “Adjusted Capital Account Deficit” below are each intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in the Partner’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Fourth Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any governmental authority and judgments, decrees, injunctions, writs or orders of like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment).

“Capital Account” means, with respect to any Partner, the Capital Account maintained for the Partner in accordance with the provisions of this definition of “Capital Account.” As of the Initial Effective Date, and based on the Third Party Appraisal, the Capital Account balance of (i) CP Holding was $1,316,075,805, all of which was attributable to its Preferred LP Interests, and (ii) DCPI (as successor in interest to Dominion Gas Projects) was $1,424,642,862, all of which was attributable to its Common LP Interests. Each Partner’s Capital Account will be determined in accordance with the following provisions:

(a) To each Partner’s Capital Account there will be credited (i) the Partner’s Capital Contributions, (ii) the Partner’s distributive share of Net Operating Income and any items in the nature of income or gain that are allocated to the Partner pursuant to Sections 5.3 or 5.4, and (iii) the amount of any Partnership liabilities assumed by the Partner or that are secured by any asset distributed to the Partner;

(b) To each Partner’s Capital Account there shall be debited (i) the amount of Cash and the Carrying Value of any Partnership asset distributed to the Partner pursuant to any provision of this Agreement, (ii) the Partner’s distributive share of Net Operating Losses and any items in the nature of deduction, expense, or loss that are allocated to the Partner pursuant to Sections 5.3 or 5.4, and (iii) the amount of any liabilities of the Partner assumed by the Partnership or that are secured by any asset contributed by the Partner to the Partnership;

(c) In the event an Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there will be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with those Treasury Regulations. In the event the General Partner determines in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with those Treasury Regulations, the General Partner may make the modification; provided that the General Partner shall promptly give each other Partner written notice of the modification; and provided, further, that the modification shall be made only if and to the extent the modification does not have an adverse effect on the Preferred Limited Partners. The General Partner also shall, in good faith and on a commercially reasonable basis, (a) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

“Capital Contribution” means, with respect to any Partner, the amount of cash and the initial Carrying Value of any asset (other than cash) actually or deemed contributed to the Partnership by the Partner on or after the Initial Effective Date.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Carrying Value of any asset contributed by a Partner to the Partnership will be the gross fair market value of the asset, which in the case of the assets contributed as of the Initial Effective Date was based on the Third Party Appraisal;

(b) The Carrying Value of each Partnership asset will be adjusted to equal its gross fair market value as determined by the Partners as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, provided that no adjustment will be made to the Carrying Values of the Partnership’s assets in connection with any Capital Contribution made by a Common Limited Partner for the purpose of funding the construction of the Liquefaction Project; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of asset as consideration for an interest in the Partnership; (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Code Section 708(b)(1)(B)); (iv) the issuance of a Noncompensatory Option; or (v) any other event to the extent determined by the General Partner to be necessary to properly reflect the Carrying Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that in the event of the issuance of an Interest in the Partnership pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by the Partnership Interest differs from the consideration paid to acquire and exercise the Noncompensatory Option, the Carrying Value of each Partnership asset immediately after the issuance of the Partnership Interest shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to the Partnership asset and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury

Regulations Section 1.704-1(b)(2)(iv)(s); and provided further, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence (or clause (iv) of this sentence in the event of the issuance of a Noncompensatory Option to acquire a de minimis Interest in the Partnership) shall be made only if the General Partner reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership. If any Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Partnership shall adjust the Carrying Values of its Properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) The Carrying Value of any asset distributed to any Partner will be adjusted to equal the gross fair market value of the asset on the date of distribution as determined by the General Partner; and

(d) The Carrying Value of each Partnership asset will be increased (or decreased) to reflect any adjustments to the adjusted basis of the asset pursuant to Code Sections 734(b) (including pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (c) of the definition of “Gain” and “Loss”; provided, however, that Carrying Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Carrying Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), that Carrying Value will thereafter be adjusted by the Depreciation taken into account with respect to the asset, for purposes of computing Net Operating Income and Net Operating Loss.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any and all references to specific provisions of the Code are deemed to refer to any corresponding provisions of succeeding law.

“Commences Commercial Service” has the meaning set forth in the First Amended and Restated Agreement of Limited Partnership of Dominion Midstream Partners, LP.

“Common Limited Partner” means (i) Dominion Gas Projects (unless it has ceased to be a Common Limited Partner) (ii) DCPI, and (iii) any Person who has become a Common Limited Partner pursuant to the terms of this Agreement and has not ceased to be a Common Limited Partner.

“Common LP Interests” means the common limited partner interests of the Partnership having the rights, powers, preferences and designations set forth herein.

“Common LP Percentage Interest” means with respect to each Common Limited Partner for any Fiscal Year, a fraction (expressed as a percentage) (i) the numerator of which is the average monthly balance of the Common Limited Partner’s aggregate Capital Contributions during such Fiscal Year and (ii) the denominator of which is the average monthly balance of the aggregate Capital Contributions of all Common Limited Partners during such Fiscal Year. The General Partner shall employ such conventions and methodologies as it deems reasonable in computing the average monthly balance of the Common Limited Partners’ aggregate Capital Contributions for purposes of this definition of “Common LP Percentage Interest”; provided that (i) the aggregate Capital Contributions of DCPI as of the Effective Date shall be deemed to equal its Capital Account as of the Initial Effective Date and (ii) any Capital Contributions made during a month shall be deemed to be made at the mid-point of such month.

“Contribution Agreement” means that certain Contribution Agreement dated as of October 10, 2014 by and among, MLP, CP Holding, Dominion MLP Holding Company, LLC, the Partnership, DCPI, Dominion Gas Projects and Dominion Midstream GP, LLC.

“CP Holding” has the meaning set forth in the introduction to this Agreement.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code § 17-101 et seq., as amended from time to time.

“DCPI” has the meaning set forth in the introduction to this Agreement.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for the Fiscal Year as determined by the General Partner; provided that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the Fiscal Year or other period, Depreciation for the Fiscal Year or other period shall equal to the amount of book basis recovered for the Fiscal Year or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period is zero, Depreciation shall be determined with reference to the beginning Carrying Value using any reasonable method selected by the General Partner.

“Disposition” means the sale, exchange, extinguishment, cancellation, retirement, repayment, redemption, termination, lapse, transfer or other similar disposition of all or any portion of the Partnership’s assets, including with respect to any asset that is repaid, redeemed or otherwise retired in whole or in part in accordance with its terms, any payment of principal, other invested capital and capital appreciation with respect thereto; provided that “Disposition” shall not include any tax-free exchange under the Code.

“Dominion Gas Projects” has the meaning set forth in the introduction to this Agreement.

“Effective Date” has the meaning set forth in the introduction to this Agreement.

“Final Determination” means the final resolution: (a) by execution of Internal Revenue Service Form 870, 870-AD, 870-P, or 870-LP (or any successor forms thereto), except that a Form 870, 870-AD, 870-P, 870-LP or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of a taxing authority to assert a further deficiency shall not constitute a Final Determination; (b) by judgment which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or agreements having the same effect under the Tax laws of other jurisdictions; or (d) by any allowance or disallowance of a refund or credit in respect of an overpayment of Tax as set forth in Section 1313(a) of the Code or by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Fiscal Quarter” means (i) the period commencing on (and including) the Initial Effective Date and ending on (and including) December 31, 2014, (ii) any subsequent three-month period commencing on (and including) any January 1, April 1, July 1, or October 1 and ending on (and including) the last day in March, June, September, and December, respectively, and (iii) in the case of the final Fiscal Quarter, the period commencing on (and including) the day after the last day of the prior Fiscal Quarter and ending on (and including) the date on which all assets of the partnership are distributed to the Partners pursuant to Section 9.2.

“Fiscal Year” means (i) the period commencing on the Initial Effective Date and ending on December 31, 2014, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all assets of the partnership are distributed to the Partners pursuant to Section 9.2.

“Gain” and “Loss” mean, for each Fiscal Year, an amount equal to the Partnership’s items of taxable gain or loss from the Disposition of partnership assets for the Fiscal Year, determined in accordance with Code Section 703(a)(1) and including items required to be separately stated, with the following adjustments:

(a) in the event the Carrying Value of any Partnership asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Carrying Value,” the amount of the adjustment will be taken into account as gain (if the adjustment increases the Carrying Value of the Partnership asset) or loss (if the adjustment decreases the Carrying Value of the Partnership asset) from the Disposition of the asset;

(b) gain or loss resulting from any Disposition of a Partnership asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Carrying Value of the asset disposed of, notwithstanding that the adjusted tax basis of the asset differs from its Carrying Value;

(c) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) (including pursuant to Treasury Regulations Section 1.734-2(b)(i)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s Interest in the Partnership, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis) from the Disposition of the asset; and

(d) the Gross Liability Value of each liability of the Partnership described in Treasury Regulations Section 1.752-7(b)(3)(i) will be adjusted at such times as are provided in this Agreement for an adjustment to the Carrying Values of the Partnership’s assets. The amount of any adjustment will be treated as an item of loss (if the adjustment increases the Gross Liability Value of the liability) or an item of gain (if the adjustment decreases the Gross Liability Value of the liability).

“General Partner” means (i) CP Holding and (ii) any Person who has become a substituted General Partner pursuant to the terms of this Agreement and has not ceased to be a General Partner.

“GP Interest” means the general partner interest of the Partnership having the rights, powers, preferences and designations set forth herein.

“Gross Liability Value” means, with respect to any liability of the Partnership described in Treasury Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume the liability in an arm’s-length transaction.

“Initial Assets” means the assets of the Partnership placed in service as of the Initial Effective Date and any capital expenditures incurred by the Partnership with respect to these assets.

“Initial Effective Date” has the meaning set forth in Recital B of this Agreement.

“Interest” means, with respect to any Partner, the interest of the Partner in the Partnership at any particular time, including the rights and obligations of the Partner as provided in this Agreement and the Delaware Act.

“Limited Partner” means any Person who is a Preferred Limited Partner or a Common Limited Partner. “Limited Partners” mean all Preferred Limited Partners and Common Limited Partners.

“Limited Partner Interests” means the Common LP Interests and the Preferred LP Interests.

“Liquefaction Project” means the natural gas export/liquefaction facility currently under development by the Partnership.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in Section 9.1(b), the date on which the applicable time period during which the Partners have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“MLP” has the meaning set forth in Recital E of this Agreement.

“Modified Net Operating Income” means, for each Fiscal Year, an amount equal to the sum of (i) the Net Operating Income, if any, for the Fiscal Year plus (ii) the amount of interest expense of the Partnership included in the computation of the Net Operating Income.

“Net Operating Income” and “Net Operating Loss” mean, for each Fiscal Year, an amount equal to the Partnership’s items of taxable income or loss for the Fiscal Year, determined in accordance with Code Section 703(a)(1) and including items required to be separately stated, with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account as an item of Net Operating Income or Net Operating Loss pursuant to this definition will be added to taxable income or loss;

(b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account as an item of Net Operating Income or Net Operating Loss pursuant to this definition, will be subtracted from taxable income or loss;

(c) taxable gain or loss resulting from any Disposition of a Partnership asset will not be taken into account in determining Net Operating Income or Net Operating Loss;

(d) depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss will not be taken into account in determining Net Operating Income or Net Operating Loss; and

(e) any items allocated pursuant to Section 5.3 or 5.4 will not be considered in determining Net Operating Income and Net Operating Loss.

“Net Termination Gain” means for any Fiscal Year, the sum, if positive, of (a) all Net Operating Income or Net Operating Loss recognized by the Partnership after the Liquidation Date and (b) any Gain or Loss recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, taken as a whole, in a single transaction or a series of related transaction; provided, however, that the items included in the determination of Net Termination Gain shall not include any Regulatory Allocations and items of income, gain or loss specially allocated pursuant to Section 5.4.

“Net Termination Loss” means for any Fiscal Year, the sum, if negative, of (a) all Net Operating Income or Net Operating Loss recognized by the Partnership after the Liquidation Date and (b) any Gain or Loss recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, taken as a whole, in a single transaction or a series of related transaction; provided, however, that the items included in the determination of Net Termination Loss shall not include any Regulatory Allocations and items of income, gain or loss specially allocated pursuant to Section 5.4.

“Newly Acquired Assets” means the assets of the Partnership other than the Initial Assets.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulations Section 1.704-2(b).

“Partner” any Person who is a General Partner or a Limited Partner. “Partners” mean the General Partner and the Limited Partners

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i).

“Partnership” means Dominion Cove Point LNG, LP, as the partnership may from time to time be constituted.

“Partnership Expenses” has the meaning set forth in Section 3.3.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(d).

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Preferred Limited Partner” means (i) CP Holding (unless it has ceased to be a Preferred Limited Partner) and (ii) thereafter, any Person who has become a Preferred Limited Partner pursuant to the terms of this Agreement and has not ceased to be a Preferred Limited Partner.

“Preferred LP Interests” means the preferred limited partner interests of the Partnership having the rights, powers, preferences and designations set forth herein.

“Preferred Return” means, with respect to any Preferred Limited Partner, the return that will accrue during each Fiscal Quarter or portion thereof (computed using the actual number of days elapsed over a 360-day year) on the amount of the Preferred Limited Partner’s Preferred Return Capital during the Fiscal Quarter, at a rate per annum equal to 3.80%; provided that the Preferred Return shall be zero with respect to any Fiscal Quarter for which the General Partner determines pursuant to Section 6.1 that no distribution of Preferred Return will be made by the Partnership with respect to that Fiscal Quarter; and provided, further, that the amount of the Preferred Return for any Fiscal Quarter will not exceed the amount that may be distributed with respect to the Fiscal Quarter pursuant to the proviso set forth in Section 6.1(a).

“Preferred Return Capital” means, with respect to any Preferred Limited Partner, an amount equal to the product of (i) the number of Preferred LP Interests held by the Preferred Limited Partner times (ii) $1.00.

“Pro Rata” means (a) when modifying Preferred LP Interests, apportioned equally among all Preferred LP Interests, and (b) when modifying Common LP Interests, apportioned among the holders of the Common LP Interests in accordance with their respective Common LP Percentage Interests.

“Second Amended LP Agreement” has the meaning set forth in Recital B of this Agreement.

“Sharing Ratio” means, as determined on the Initial Effective Date and based on the value of the Partnership assets determined in the Third Party Appraisal, (i) with respect to the Initial Assets, 33% to the Preferred LP Interests as a class, and 67% to the Common LP Interests as a class, and (ii) with respect to the Newly Acquired Assets, 1% to the Preferred LP Interests as a class, and 99% to the Common LP Interests as a class; provided, that, in the event there is a Final Determination with respect to the initial Carrying Value of the Partnership assets that differs from the value of such assets as determined in the Third Party Appraisal, the Sharing Ratios shall be redetermined at such time to provide the holders of the Preferred LP Interests a cumulative amount of Depreciation for (i) the Fiscal Year in which the Final Determination Date occurs and all subsequent Fiscal Years and (ii) if the Final Determination occurs on or before the date (not including any extension of time prescribed by Applicable Law) for the filing of the Partnership’s federal income tax return for the Fiscal Year immediately prior to the Fiscal Year in which the Final Determination Date occurs, such prior Fiscal Year, equal to (a) the expected cumulative amount of Depreciation to be allocated to the holders of the Preferred LP Interests as set forth in Schedule A, less (b) the cumulative amount of Depreciation previously allocated to the holders of the Preferred LP Interests for all prior Fiscal Years (taking into account any adjustment as a result of such Final Determination).

“Tax Matters Partner” has the meaning set forth in Section 3.8(b).

“Third Amended LP Agreement” has the meaning set forth in Recital G of this Agreement.

“Third Party Appraisal” means the appraisal of the assets of the Partnership dated as of October 1, 2014, performed by Duff & Phelps, LLC, an independent, third-party appraiser.

“Treasury Regulation” means the applicable Income Tax Regulations, including Temporary Regulations, promulgated under the Code. Any and all references herein to a specific provision of a Treasury Regulation shall be deemed to refer to any corresponding successor provision.

“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation or other disposition of all or any portion of an Interest to another Person. When used as a verb, the term “Transfer” shall have a correlative meaning.

“U.S. GAAP” means accounting principles generally accepted in the United States.

ARTICLE II

GENERAL PROVISIONS

2.1. Continuation. The Partners hereby continue the Partnership as a limited partnership under and pursuant to the provisions of the Delaware Act.

2.2. Partnership Name. The name of the Partnership is Dominion Cove Point LNG, LP. The General Partner may from time to time change the name of the Partnership and adopt one or more fictitious names for use by the Partnership. The words “Limited Partnership,” “LP” or similar words or letters will be included in the Partnership’s name when necessary for the purposes of complying with the laws of any jurisdiction that so requires.

2.3. Office: Registered Agent.

(a) The Partnership will maintain a registered office in Delaware at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Partnership’s registered agent in Delaware at that address is The Corporation Trust Company. Such office and the agent may be changed from time to time by the General Partner.

(b) The current business address of the Partnership is 120 Tredegar Street, Richmond, Virginia 23219. The business address of the Partnership may be changed by the General Partner from time to time in its sole discretion. The General Partner shall give notice to the other Partners of any such change.

2.4. Term. The Partnership commenced on the date the Certificate of Limited Partnership was filed and shall continue in existence until an election by the General Partner to dissolve the Partnership.

2.5. Purpose of the Partnership. The purpose and business of the Partnership will be any business which lawfully may be conducted by a limited partnership formed pursuant to the Delaware Act, including primarily, but without limitation, to own, maintain, operate, improve and dispose of the Initial Assets, to pursue, finance, develop, construct, own, operate, and dispose of the Newly Acquired Assets and to do the same with respect to any additional facilities, and to conduct any other lawful business (together with such incidental and other activities related to or arising from the foregoing) as the General Partner, from time to time, deems necessary or appropriate to promote and maintain the assets and businesses of the Partnership, subject to Applicable Law.

ARTICLE III

MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP

3.1. Management Generally. Subject to any limitation set forth herein, the management and control of the Partnership is vested exclusively in the General Partner. The Limited Partners will have no part in the management or control of the Partnership and will have no authority or right to act on behalf of the Partnership in connection with any matter.

3.2. Authority of the General Partner. The General Partner will have all rights and powers that may be possessed by a general partner under the Delaware Act.

3.3. Approval Required for Certain Action. The General Partner shall not cause the Partnership to, and the Partnership shall not, take any of the following actions without the approval or consent of all Limited Partners (which consent may be made categorically or by policy):

(a) effecting any merger or consolidation involving the Partnership;

(b) effecting any sale or exchange of all or substantially all of Partnership’s assets;

(c) dissolving or liquidating the Partnership;

(d) creating or causing to exist any consensual restriction on the ability of the Partnership or its subsidiaries to make distributions, pay any indebtedness, make loans or advances or transfer assets to its Limited Partners or their subsidiaries;

(e) settling or compromising any claim, dispute or litigation directly against, or otherwise relating to indemnification by the Partnership of, any of the directors or officers of the General Partner; or

(f) issuing additional Interests.

3.4. Expenses. Except as otherwise provided in this Agreement or any agreement for the operation or management of the Partnership’s property, the Partnership shall be responsible for and shall pay all Partnership Expenses out of funds of the Partnership determined by the General Partner to be available for that purpose. As used herein, the term “Partnership Expenses” means all expenses or obligations of the Partnership or otherwise incurred by the General Partner in connection with the exercise of its rights or powers or performance of its obligations under this Agreement, including without limitation:

(a) all costs and expenses related to conducting the business of the Partnership;

(b) all administrative expenses of the Partnership, including the maintenance of books and records of the Partnership, the preparation and dispatch to the Partners of financial reports, tax returns and notices required pursuant to this Agreement and the holding of meetings of the Partners (or their representatives);

(c) all expenses incurred in connection with the registration, qualification or exemption of the Partnership under any applicable federal, state, local or foreign law;

(d) all expenses incurred in connection with any indebtedness or guarantees of the Partnership or any proposed or definitive credit facility or other credit arrangement (including any line of credit, loan commitment or letter of credit for the Partnership or related to any Partnership assets);

(e) all compensation and employee benefits of officers and employees of the Partnership;

(f) all expenses incurred in connection with any litigation involving the Partnership (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(g) all expenses for indemnity or contribution payable by the Partnership to any Person, whether payable under Article VIII or otherwise;

(h) all expenses incurred in connection with the collection of amounts due to the Partnership from any Person;

(i) all expenses incurred in connection with the preparation of amendments to this Agreement and the admission of additional partners; and

(j) all expenses incurred in connection with the dissolution and liquidation of the Partnership.

3.5. Transactions with Affiliates. The General Partner, when acting on behalf of the Partnership, is hereby authorized to purchase property, securities, options or other assets from, sell property, securities, options or other assets to, borrow funds from, or otherwise deal with, or retain the services of, any Partner (acting other than in its capacity as a Partner of the Partnership) or any Affiliate of the Partner.

3.6. Books and Records: Accounting.

(a) The General Partner shall keep or cause to be kept at the Partnership’s principal business address (or at such other place as the General Partner shall determine) full and accurate books and records of the Partnership. Such books and records shall be available for inspection and copying at reasonable times during business hours by any Partner or its duly authorized agent or representative for a purpose reasonably related to its interest as a Partner.

(b) In addition to the books and records maintained for tax purposes, the Partnership shall keep books of account in accordance with U.S. GAAP.

3.7. Removal. The General Partner may be removed or replaced only with the written consent of Limited Partners holding a majority of the Common LP Interests and Preferred LP Interests.

3.8. Partnership Tax Returns.

(a) The General Partner shall cause to be prepared and timely filed all tax returns required to be filed for the Partnership. The General Partner may, in its discretion, make, or refrain from making, any federal, state or local income or other tax elections for the Partnership that it deems necessary or advisable; provided that the General Partner shall make an election under Section 754 of the Code with the tax return for its first Fiscal Year.

(b) The General Partner is hereby designated as the Partnership’s “Tax Matters Partner” under Code Section 6231(a)(7) and shall have all of the powers and responsibilities of the position as provided in the Code. The Tax Matters Partner is specifically directed and authorized to take whatever steps the Tax Matters Partner, in its discretion, deems necessary or desirable to perfect the designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Treasury Regulations. Expenses incurred by the Tax Matters Partner, in its capacity as such, will be Partnership Expenses.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CLASSES OF INTERESTS

4.1. Generally. Except as expressly provided in this Agreement, the Contribution Agreement, or with the prior written consent of all of the Partners, no Partner shall be required to make Capital Contributions to the Partnership.

4.2. Permitted Capital Contributions by Dominion Gas Projects. Notwithstanding the provisions of Section 4.1, Dominion Gas Projects may, but is not required to, make additional cash Capital Contributions to the Partnership in such amounts and at such times as are requested by the General Partner; provided that the General Partner may request such additional Capital Contributions only for purposes of providing funding to the Partnership necessary for the development of the Liquefaction Project and other capital projects.

4.3. Admission of Dominion Gas Projects. Simultaneously with the execution of this Agreement, Dominion Gas Projects is admitted as a Limited Partner holding Common LP Interests.

4.4. Classes of Interests. The Interests of the Partnership consist of the GP Interest, which is a noneconomic general partner interest, 1,316,075,805 Preferred LP Interests and the Common LP Interests, each having the rights, powers, preferences and designations set forth in this Agreement. As of the Effective Date, (i) CP Holding holds the GP Interest and all of the Preferred LP Interests and (ii) Dominion Gas Projects and DCPI hold all of the Common LP Interests.

ARTICLE V

ALLOCATIONS

5.1. Net Operating Income.

After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, Net Operating Income for any Fiscal Year will be allocated to the Partners in the following order and priority:

(a) First, 100% to the holders of the Preferred LP Interests, Pro Rata, until each Preferred Limited Partner has been allocated an amount equal to the excess, if any, of (i) the cumulative Preferred Return distributed to the Preferred Limited Partner in respect of the Fiscal Year and all prior Fiscal Years, over (ii) the cumulative Net Operating Income allocated to the Preferred Limited Partner pursuant to this Section 5.1(a) for all prior Fiscal Years;

(b) Second, 100% to General Partner until the General Partner has been allocated an amount equal to the excess, if any, of (i) the absolute value of cumulative Net Operating Losses allocated to the General Partner pursuant to Section 5.2(c) for all prior Fiscal Years, over (ii) the cumulative Net Operating Income allocated to the General Partner pursuant to this Section 5.1(b) for all prior Fiscal Years;

(c) Third, 100% to the holders of the Preferred LP Interests, Pro Rata, until each Preferred Limited Partner has been allocated an amount equal to the excess, if any, of (i) the absolute value of cumulative Net Operating Losses allocated to the Preferred Limited Partner pursuant to Section 5.2(b) for all prior Fiscal Years, over (ii) the cumulative Net Operating Income allocated to the Preferred Limited Partner pursuant to this Section 5.1(c) for all prior Fiscal Years;

(d) Fourth, 100% to the holders of the Common LP Interests, Pro Rata, until each Common Limited Partner has been allocated an amount equal to the excess, if any, of (i) the absolute value of cumulative Net Operating Losses allocated to the Common Limited Partner pursuant to Section 5.2(a) for all prior Fiscal Years, over (ii) the cumulative Net Operating Income allocated to the Common Limited Partner pursuant to this Section 5.1(d) for all prior Fiscal Years;

(e) Fifth, 100% to the holders of the Preferred LP Interests, Pro Rata, until each Preferred Limited Partner has been allocated an amount equal to the product of (i) 3% times (ii) the excess, if any, of (x) the Modified Net Operating Income for the Fiscal Year over (y) $600,000,000; and

(f) Sixth, the balance, if any, 100% to the holders of the Common LP Interests, Pro Rata.

5.2. Net Operating Loss.

After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, Net Operating Loss for any Fiscal Year will be allocated to the Partners in the following order and priority:

(a) First, 100% to the holders of the Common LP Interests, Pro Rata, until the Adjusted Capital Account of each Common Limited Partner is equal to zero;

(b) Second, 100% to the holders of the Preferred LP Interests, Pro Rata, until the Adjusted Capital Account of each Preferred Limited Partner is equal to zero; and

(c) Third, the balance, if any, to the General Partner.

5.3. Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner will be allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to that Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to the Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain will be allocated to the Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible; provided that an allocation pursuant to this Section 5.3(c) will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Partner shall be allocated items of Partnership income and gain in the amount of the deficit as quickly as possible; provided that an allocation pursuant to this Section 5.3(d) will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be allocated to the holders of the Common LP Interests and the holders of the Preferred LP Interests, each as a class, in proportion to how all prior Depreciation that did not constitute Nonrecourse Deductions was allocated to each class pursuant to Section 5.3(h), and the portion so allocated to the Common LP Interests will be allocated Pro Rata and the portion so allocated to the Preferred LP Interests will be allocated Pro Rata.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) (including pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of the Partner’s interest in the Partnership, the amount of the adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) and the gain or loss will be allocated to the Partners in proportion to their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom the distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Depreciation. Depreciation will be allocated as follows:

(i) All items of Depreciation with respect to the Initial Assets will be allocated to the holders of the Common LP Interests and the holders of the Preferred LP Interests based on their respective Sharing Ratio, and the portion so allocated to the Common LP Interests will be allocated Pro Rata and the portion so allocated to the Preferred LP Interests will be allocated Pro Rata; and

(ii) All items of Depreciation with respect to the Newly Acquired Assets will be allocated to the holders of the Common LP Interests and the holders of the Preferred LP Interests based on their respective Sharing Ratio, and the portion so allocated to the Common LP Interests will be allocated Pro Rata and the portion so allocated to the Preferred LP Interests will be allocated Pro Rata.

(i) Gains from Disposition of Initial Assets. Prior to the Liquidation Date, in the event that, in any Fiscal Year, the Partnership realizes, or is deemed to realize, Gain from the Disposition or adjustment to the Carrying Value of any Initial Asset, the Gain will be allocated as follows:

(i) First, 100% to the holders of the Preferred LP Interests, Pro Rata, until each Preferred Limited Partner has been allocated an amount equal to the excess, if any, of (i) the sum of (x) cumulative amount of Depreciation allocated to the Preferred Limited Partner pursuant to Section 5.3(h)(i) for the current and all prior Fiscal Years plus (y) the cumulative amount of Loss allocated to the Preferred Limited Partner pursuant to Section 5.3(k)(i) for the current and all prior Fiscal Years, over (ii) the cumulative amount of Gain, if any, allocated to the Preferred Limited Partner pursuant to this Section 5.3(i)(i) for all prior Fiscal Years; and

(ii) Second, 100% to the holders of the Common LP Interests, Pro Rata.

(j) Gains from Disposition of Newly Acquired Assets. Prior to the Liquidation Date, in the event that, in any Fiscal Year, the Partnership realizes, or is deemed to realize, Gain from the Disposition or adjustment to the Carrying Value of any Newly Acquired Asset, the Gain will be allocated as follows:

(i) First, 100% to the holders of the Preferred LP Interests, Pro Rata, until each Preferred Limited Partner has been allocated an amount equal to the excess, if any, of (i) the sum of (x) cumulative amount of Depreciation allocated to the Preferred Limited Partner pursuant to Section 5.3(h)(ii) for the current and all prior Fiscal Years plus (y) the cumulative amount of Loss allocated to the Preferred Limited Partner pursuant to Section 5.3(k)(ii) for the current and all prior Fiscal Years, over (ii) the cumulative amount of Gain, if any, allocated to the Preferred Limited Partner pursuant to this Section 5.3(j)(i) for all prior Fiscal Years; and

(ii) Second, 100% to the holders of the Common LP Interests, Pro Rata.

(k) Loss from Disposition of Partnership Assets. Prior to the Liquidation Date, Loss of the Partnership will be allocated as follows:

(i) In the event that, in any Fiscal Year, the Partnership realizes, or is deemed to realize, Loss from the Disposition or adjustment to the Carrying Value of any Initial Asset, the Loss will be allocated to the holders of the Common LP Interests and to holders of the Preferred LP Interests based on their respective Sharing Ratio, and the portion so allocated to the Common LP Interests will be allocated Pro Rata and the portion of Loss so allocated to the Preferred LP Interests will be allocated Pro Rata.

(ii) In the event that, in any Fiscal Year, the Partnership realizes, or is deemed to realize, Loss from the Disposition or adjustment to the Carrying Value of any Newly Acquired Asset, the Loss will be allocated to the holders of the Common LP Interests and the holders of the Preferred LP Interests based on their respective Sharing Ratio, and the portion of Loss so allocated to the Common LP Interests will be allocated Pro Rata and the portion of Loss so allocated to the Preferred LP Interests will be allocated Pro Rata.

(l) Net Termination Gains or Losses. After given effect to the Regulatory Allocations and the special allocations set forth in Section 5.4, Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for any Fiscal Year shall be allocated pursuant to this Section 5.3(l).

(i) Net Termination Gain, including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain, shall be allocated:

(A) First, 100% to the holders of the Preferred LP Interests, Pro Rata, until each Preferred Limited Partner has been allocated an amount equal to the excess, if any, of (i) the sum of (x) cumulative amount of Depreciation allocated to the Preferred Limited Partner pursuant to Section 5.3(h) for the current and all prior Fiscal Years plus (y) the cumulative amount of Losses allocated to the Preferred Limited Partner pursuant to

Section 5.3(k) for the current and all prior Fiscal Years plus (z) any Net Operating Loss allocated to the Preferred Limited Partner pursuant to Section 5.2, over (ii) the sum of (x) the cumulative amount of Gain, if any, allocated to the Preferred Limited Partner pursuant to Section 5.3(i) and Section 5.3(j) for all prior Fiscal Years plus (y) the cumulative amount of Net Operating Income allocated to the Preferred Limited Partner pursuant to Section 5.1(c) for all prior Fiscal Years; and

(B) Second, the balance, if any, 100% to the holders of the Common LP Interests, Pro Rata.

(ii) Net Termination Loss, including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Loss, shall be allocated:

(A) First, 100% to the holders of the Common LP Interests, Pro Rata, until the Adjusted Capital Account of each Common Limited Partner is equal to zero;

(B) Second, 100% to the holders of the Preferred LP Interests, Pro Rata, until the Adjusted Capital Account of each Preferred Limited Partner is equal to zero; and

(C) Third, the balance, if any, to the General Partner.

5.4. Regulatory Allocations. The allocations set forth in Sections 5.3(a), 5.3(b), 5.3(c), 5.3(d), 5.3(e), 5.3(f) and 5.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, the Regulatory Allocations will be offset either with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), special allocations of Partnership income, gain, loss, or deduction will be made so that, after the offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance the Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.1, Section 5.2, and Section 5.3 (other than the Regulatory Allocations). In exercising its discretion under this Section 5.4, the General Partner will take into account future Regulatory Allocations under Sections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.3(e) and 5.3(f).

5.5. Other Allocation Rules.

(a) Net Operating Income, Net Operating Loss, and any other items of income, gain, loss, or deduction will be allocated to the Partners pursuant to this Article V as of the last day of each Fiscal Year; provided that Net Operating Income, Net Operating Loss, and such other items shall also be allocated at such times as the Carrying Values of the Partnership’s assets are adjusted pursuant to subparagraph (b) of the definition of “Carrying Value” in Section 1.1.

(b) For purposes of determining the Net Operating Income, Net Operating Loss, or any other items allocable to any period, Net Operating Income, Net Operating Loss and any such other items will be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

5.6. Tax Allocations; Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any asset contributed to the capital of the Partnership will, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of the asset to the Partnership for federal income tax purposes and its initial Carrying Value (computed in accordance with the definition of “Carrying Value” in Section 1.1) using the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d).

(b) In the event the Carrying Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition of Carrying Value, subsequent allocations of income, gain, loss, and deduction with respect to the asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder applying the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d).

(c) Any elections or other decisions relating to allocations described in this Section 5.6 shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Operating Income, Net Operating Loss, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VI

DISTRIBUTIONS

6.1. Quarterly Distributions. Except as otherwise provided in Section 6.3 or Section 9.3, quarterly distributions by the Partnership of cash will be made within 45 days of the end of the Fiscal Quarter, unless otherwise determined by the General Partner. Any distributions of cash to the Limited Partners in respect of any Fiscal Quarter will be made as follows:

(a) First, to the holders of the Preferred LP Interests, Pro Rata, in an amount equal to the Preferred Return for the Fiscal Quarter; provided that any distribution made pursuant to this Section 6.1(a) may not exceed an amount equal to the excess, if any, of (i) the cumulative amount of Net Operating Income of the Partnership for the period beginning on the Initial Effective Date and ending on the last day of the applicable Fiscal Quarter, over (ii) the cumulative amount of distributions made for all prior Fiscal Quarters pursuant to this Section 6.1(a) and Sections 6.1(b) and 6.2; and

(b) Second, to the holders of the Common LP Interests, Pro Rata, in such amount determined by the General Partner.

For purposes of clause (i) of Section 6.1(a), in the event Net Operating Income is being determined as of the end of any Fiscal Quarter that is not the last day of a Fiscal Year, the General Partner shall reasonably determine the amount of the Net Operating Income for the current Fiscal Year to date as if the last day of the Fiscal Quarter was the last day of the current Fiscal Year and in accordance with the definition of “Net Operating Income” set forth in Section 1.1.

6.2. Annual Distribution. Except as provided in Section 9.2, within 55 days after the end of each Fiscal Year, the General Partner shall cause the Partnership to distribute to the holders of the Preferred LP Interests, Pro Rata, an amount of cash equal to the amount of Net Operating Income allocated to the holders of the Preferred LP Interests pursuant to Section 5.1(e) for the Fiscal Year; provided that, in the event cash is insufficient in amount to distribute to the holders of the Preferred LP Interests the full amount to which they are entitled for any Fiscal Year pursuant to this Section 6.2, the General Partner shall cause future distributions of cash to be made to the holders of the Preferred LP Interests until any such shortfall has been eliminated prior to making any future distributions to the holders of the Common LP Interests pursuant to Section 6.1(b).

6.3. Limitation on Distributions.

(a) Notwithstanding anything in this Agreement to the contrary, the Partnership will make no distributions that are prohibited by the Delaware Act.

(b) Until the Liquefaction Project Commences Commercial Service, the Partnership shall not make a distribution to the holders of Common LP Interests until the Partnership has established a distribution reserve sufficient to pay the Preferred Return for two Fiscal Quarters.

ARTICLE VII

REPORTS TO PARTNERS

7.1. Reports.

(a) All reports provided to the Partners pursuant to this Section 6.1 will be prepared on such basis as the General Partner determines will appropriately reflect the operations and assets of the Partnership.

(b) Within 90 calendar days after the end of each Fiscal Year, the General Partner, at the expense of the Partnership, shall cause to be delivered to the Partners: (i) such information as is necessary (including a statement for the previous Fiscal Year of each Partner’s share of items of net income, net gains, net losses and other items of the Partnership and distributions of cash made) for the preparation by the Partners of their federal, state and local income and other tax returns and (ii) a copy of all income tax and information returns to be filed by the Partnership for the preceding Fiscal Year.

(c) Within 120 calendar days after the end of each Fiscal Year, the General Partner shall cause to be delivered to the Partners unaudited financial statements of the Partnership for the fiscal year, prepared at the expense of the Partnership, which unaudited financial statements shall set forth, as of the end of and for the Fiscal Year: (i) a profit and loss statement and a balance sheet of the Partnership, (ii) the balance in the Capital Account of each Partner, and (iii) such other information as, in the judgment of the General Partner, is reasonably necessary for the Partners to be advised of the financial status and results of operations of the Partnership.

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

8.1. Exculpation and Indemnification.

(a) The General Partner will not be liable to the Partnership or to any other Partner for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Partnership’s business or affairs, except for any such loss, claim, damage or liability to the extent caused by the General Partner’s gross negligence or willful misconduct.

(b) The Partnership shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless the General Partner against any losses, claims, damages or liabilities to which the General Partner may become subject in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, except for any such loss, claim, damage or liability to the extent caused by the General Partner’s gross negligence or willful misconduct. Subject to Section 3.4(g), if the General Partner becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, the Partnership shall reimburse the General Partner for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that the General Partner shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it is ultimately determined that the General Partner was not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation. If for any reason (other than the gross negligence or willful misconduct of the General Partner) the foregoing indemnification is unavailable to the General Partner, or insufficient to hold it harmless, then the Partnership shall contribute to the amount paid or payable by the General Partner as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and the General Partner on the other hand or, if such allocation is not permitted by Applicable Law, to reflect not only the relative benefits referred to above but also any other relative equitable considerations.

(c) Each Partner covenants for itself and its successors and assigns that such Person will, at any time prior to or after dissolution of the Partnership, on demand, whether before or after such Person’s withdrawal from the Partnership, pay to the Partnership or the General Partner any amount that the Partnership or the General Partner, as the case may be, pays in respect of taxes (including withholding taxes) imposed upon income of or distributions to such Partner. Any such payment shall not increase the Capital Account of such Partner.

(d) Notwithstanding anything else contained in this Agreement, the obligations of the Partnership or any Partner under Sections 8.1 (b) and (c) will:

(i) be in addition to any liability that the Partnership or any Partner may otherwise have; and

(ii) inure to the benefit of Affiliates of the General Partner and the directors, officers, employees and agents of the General Partner and its Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

ARTICLE IX

DISSOLUTION OF THE PARTNERSHIP

9.1. Dissolution. Subject to the Delaware Act and other Applicable Law, the Partnership shall be dissolved and its affairs shall be wound up upon the earliest to occur of:

(a) an election to dissolve the Partnership by the General Partner that is approved by the 100% of the Limited Partners;

(b) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(c) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act; or

(d) an event of withdrawal, except for the resignation, of a General Partner (within the meaning of the Delaware Act), including the bankruptcy of a General Partner, unless (i) at the time there is at least one other general partner of the Partnership and all of the remaining Partners agree to continue the business of the Partnership or (ii) within 90 calendar days after the event of withdrawal, the Partners agree in writing to continue the business of the Partnership and, pursuant to Section 3.7 of this Agreement, to the appointment, effective as of the date of the event of withdrawal, of a new general partner;

(e) the sale, condemnation or disposition of all or substantially all of the Partnership’s assets and the receipt of all consideration therefor; or

(f) the resignation of all General Partners unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement.

9.2. Winding Up of Partnership. Upon dissolution, the Partnership’s business will be wound up in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership pursuant to this Agreement. If no General Partner remains, the Limited Partners holding more than 50% of the Capital Accounts may approve one or more Persons to act as the liquidator in carrying out the liquidation. Subject to the Delaware Act and Section 9.3, the liquidator shall dispose of or distribute all Partnership assets to the Partners as soon as reasonably practicable after dissolution.

9.3. Distributions upon Dissolution of the Partnership.

(a) Upon dissolution of the Partnership, the liquidator shall determine which assets of the Partnership will be disposed of and which assets of the Partnership will be retained for distribution in kind to the Partners. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in any manner that the liquidator determines to be in the best interest of the Partners. Subject to the Delaware Act, after all liabilities contingent or otherwise of the Partnership (including any liabilities to Partners) have been satisfied or duly provided for (as determined by the liquidator in its discretion), the remaining assets of the Partnership will be distributed to the Partners in accordance with their positive Capital Account balances after giving effect to all contributions, distributions and allocations for all periods.

(b) Except as otherwise provided in this Agreement, (i) each Limited Partner will look solely to the assets of the Partnership for the return of its Capital Contributions and will have no right or power to demand or receive property other than cash from the Partnership and (ii) no Limited Partner will have priority over any other Limited Partner as to the return of its Capital Contributions.

(c) No Partner will be obligated to contribute to the Partnership or to any other Partner any deficit or negative balance that may exist from time to time in the Partner’s Capital Account.

ARTICLE X

TRANSFERABILITY OF PARTNERS’ INTERESTS

10.1. Transferability of General Partner’s Interests. Except as provided in Section 10.3, and notwithstanding anything else contained herein, the General Partner may, at any time or from time to time without the consent or approval of the Limited Partners, Transfer all or any portion of its Interest to any Person. The General Partner will not cease to be a general partner of the Partnership solely as a result of its pledge of all or any portion of its Interest.

10.2. Transferability of Limited Partners’ Interests. Except as provided in Section 10.3, no Limited Partner may Transfer all or any portion of its Interest (other than Transfers of interests in the Limited Partner as permitted by its constituent documents), without the prior consent of the General Partner, which consent may be given or withheld by the General Partner in its sole discretion.

10.3. Admission of New Partners. In connection with any Transfer permitted hereunder or the issuance of Interests to a Person who was not a Partner before the issuance, the General Partner may admit a transferee or Person acquiring such Interests as a general partner or limited partner of the Partnership without further action by any other Partner or any other Person, and any such transferee or Person acquiring such Interests will be deemed admitted to the Partnership as a general partner or limited partner of the Partnership immediately prior to the Transfer, and the business of the Partnership shall continue thereafter without dissolution.

10.4. Conditions to Transfer.

(a) No Transfer contemplated by this Article IX will be effected if the Transfer would jeopardize the status of the Partnership as a partnership for federal income tax purposes.

(b) Notwithstanding anything else contained herein, no Partner will Transfer its Interest in violation of the registration requirements of the Securities Act of 1933, as amended.

ARTICLE XI

MISCELLANEOUS

11.1. Amendments. This Agreement may be amended only with the approval of all of the Partners.

11.2. Third-Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person will have any right, interest or claim hereunder or be entitled to any benefit under or on account of this Agreement as a third-party beneficiary or otherwise.

11.3. Successors. This Agreement will be binding as to the executors, administrators, estates, heirs, legal successors and permitted assigns of the Partners.

11.4. Governing Law: Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement will be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it is determined by a court of competent jurisdiction that a term or provision of this Agreement is invalid or unenforceable under the Delaware Act or other Applicable Law, that invalidity or unenforceability will not invalidate the entire Agreement. In that case, this Agreement will be construed so as to limit any such term or provision so as to make it enforceable or valid within the requirements of Applicable Law, and, in the event the term or provision cannot be so limited, this Agreement will be construed to omit the invalid or unenforceable term or provision. If it is determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Partnership or to any fee payable by the Partnership is invalid or unenforceable, this Agreement will be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under Applicable Law.

11.5. Waiver of Action for Partition. Each of the Partners irrevocably waive any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

11.6. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

11.7. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

11.8. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, representations and warranties, both oral and written, among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COVE POINT GP HOLDING COMPANY, LLC		DOMINION GAS PROJECTS COMPANY, LLC

By:	/s/ G. Scott Hetzer	By:	/s/ G. Scott Hetzer
Name:	G. Scott Hetzer	Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer	Title:	Senior Vice President and Treasurer

DOMINION COVE POINT, INC.

By:	/s/ G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer